EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Date:	April 19, 2010
Contacts:	Ken Taylor, EVP/CFO
Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS FIRST QUARTER EARNINGS

Porterville, CA – April 19, 2010 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter ended March 31, 2010. Net income for the first quarter of 2010 was $2.3 million, and diluted earnings per share were $0.20. In comparison, the Company recorded net income of $2.7 million and earnings per share of $0.28 in the first quarter of 2009. Our net interest income and non-interest income were higher and our loan loss provision was lower, but net income declined in the first quarter of 2010 relative to the first quarter of 2009 due to a large increase in non-interest expense. Most of that increase was in personnel expense, FDIC assessments, and credit-related costs. Sierra Bancorp generated a return on average equity of 6.97% and a return on average assets of 0.72% for the first quarter of 2010.

Notable balance sheet changes in the first quarter of 2010 include the following: Core non-maturity deposits grew $51 million, or 8%; customer time deposits were managed down by $56 million, or 11%; wholesale-sourced brokered deposits declined by $13 million, or 46%; and Federal Home Loan Bank (FHLB) borrowings were reduced by $4 million, or 13%. Furthermore, investment securities increased $17 million, or 6%, while gross loan and lease balances dropped $12 million, or 1%. Also of note, cash and balances due from banks dropped by $24 million due primarily to a lower interest-earning balance maintained at the Federal Reserve Bank, and nonperforming assets were up by $5 million, or 7%. Our allowance for loan and lease losses increased to 2.76% of total loans at March 31, 2010, from 2.68% at the end of 2009.

“Our ability to remain profitable in 2009 and the first quarter of 2010 is evidence of our strong core earnings, and indicative of our future income potential once we return to more stable economic conditions,” commented James C. Holly, President and CEO. “Our first quarter net income was on target with internal projections, which allowed for expenses associated with our new branch in Farmersville that opened in March and higher FDIC costs, among other things,” explained Holly. “As expected, credit issues also continue to have a negative impact on us, causing net interest margin compression due to an elevated level of nonperforming assets, relatively high loan loss provisions, OREO write-downs, and higher legal expenses and personnel costs associated with resolving problem loans and foreclosed assets,” he added. “While economic improvement will probably not occur in as dramatic a fashion as did the slide into the recession, we expect to continue to add branches, improve operating efficiencies, and strengthen our credit culture in order to position ourselves for a brighter future when negative external forces eventually abate,” Holly concluded.

Financial Highlights

Net interest income increased by $499,000, or 4%, for the first quarter of 2010 relative to the first quarter of 2009. The increase can be explained by a 22 basis point improvement in our net interest margin, the impact of which was partially offset by a $10 million drop in average interest-earning assets. Our net interest margin increased for the comparative periods largely because our weighted average cost of interest-bearing liabilities dropped by 75 basis points, while our yield on interest-earning

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Sierra Bancorp Financial Results

April 19, 2010

assets was only 40 basis points lower. A large volume of net interest reversals had a negative impact on our net interest margin in both periods: Net interest reversals were $285,000 in the first quarter of 2010 and $265,000 in the first quarter of 2009. Nonperforming assets have also had an unfavorable impact on our net interest margin, averaging $78 million for the first quarter of 2010 and $46 million for the first quarter of 2009. Our current interest rate risk profile indicates that, all else being equal, we will experience slight net interest margin compression if interest rates increase by 100 basis points, since a large volume of variable rate loans that are currently at rate floors will not likely re-price immediately. If rates increase by more than 100 basis points, however, rates on most of those loans will lift off of their floors and we will become more asset-sensitive.

The Company’s loan loss provision was down $201,000, or 6%, in the first quarter of 2010 relative to the first quarter of 2009. The loan loss provision for both periods includes reserve replenishment subsequent to loan charge-offs, as well as the enhancement of specific reserves for impaired loans. Net loans charged off in the first quarter of 2010 were $3.0 million versus a total of $3.5 million in the first quarter of 2009, while nonperforming loans increased by $5 million in the first quarter of 2010 relative to an increase of $15 million in the first quarter of 2009. Our detailed analysis indicates that as of March 31, 2010, the Company’s $24.1 million allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of that date. However, no assurance can be given that we will not experience substantial future losses relative to the size of the allowance. Our allowance for loan and lease losses was 2.76% of total loans at March 31, 2010, up from 2.68% at December 31, 2009 and 1.60% at March 31, 2009.

Service charge income on deposits increased by $74,000, or 3%, in the first quarter of 2010 relative to the first quarter of 2009, although service charges continue to decline as a percentage of average transaction account balance since consumers appear to be increasingly careful in managing their account balances. There were no material changes in investment gains/losses or loan sale and servicing income for the comparative quarters, but other non-interest income increased by $397,000, or 55%, primarily due to a $156,000 drop in costs associated with low-income housing tax credit investments (which are accounted for as a reduction in income), and a $264,000 increase in income from bank-owned life insurance (BOLI). BOLI income increased mainly because of first quarter 2010 gains on BOLI associated with deferred compensation plans relative to losses in the first quarter of 2009, although associated deferred compensation plan expense accruals were also higher, as noted below.

With regard to non-interest expense, salaries and benefits increased by $719,000, or 14%, for the first quarter of 2010 relative to the first quarter of 2009. The increase in salaries and benefits can be attributed in part to participant gains on deferred compensation plans in the first quarter of 2010 relative to losses in the first quarter of 2009, which caused deferred compensation expense accruals to increase by $162,000, although as noted above deferred compensation expense accruals are offset by non-taxable gains on BOLI. Also impacting compensation costs were normal annual salary adjustments, the addition of staff for branches opened in October 2009 and March 2010, and strategic staff additions to help address credit issues and position the Company for future growth opportunities. Occupancy expense also increased, rising by $85,000, or 5%, due primarily to costs associated with our newer branches and annual rent increases.

Other non-interest expenses rose by $1.2 million, or 33%, for the first quarter of 2010 relative to the first quarter of 2009. The largest increase in this category was in FDIC costs, which were up $482,000. Other significant changes in non-interest expenses for the comparative quarters include the following: Deposit-related costs were up $127,000, due mainly to expenses associated with our online checking product; OREO write-downs increased by $42,000, to a total of $267,000 in the first quarter of 2010; foreclosed asset operating expenses increased by $280,000, to a total of $371,000 in

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Sierra Bancorp Financial Results

April 19, 2010

the first quarter of 2010; gains on directors deferred compensation plans in the first quarter of 2010 relative to losses in the first quarter of 2009 resulted in a $108,000 increase in expense accruals for deferred directors’ fees; and, we realized a loss of $105,000 upon the disposition of equipment subsequent to the termination of certain operating leases.

The Company’s income tax accrual rate in the first quarter of 2010 was 10%, relative to 21% in the first quarter of 2009. The tax accrual rate in 2010 is relatively low in comparison to prior years due to lower taxable income, higher levels of tax-exempt interest income and BOLI income, and a high level of tax credits relative to taxable income. Our tax credits stem from investments in low-income housing tax credit funds, as well as hiring tax credits.

Balance sheet changes during the first quarter of 2010 include a drop in total assets of $20 million, or 2%, due to a reduction in cash and balances due from banks and lower loan and lease balances, partially offset by growth in investment securities. The drop in cash and balances due from banks was the result of a $32 million reduction in interest-bearing balances at the Federal Reserve Bank, due to a drop in surplus liquidity as wholesale borrowings have been managed down and the deployment of cash into longer-term, higher-yielding investments. The reduction in interest-earning bank balances was partially offset by a $7 million increase in non-earning cash and balances due from banks resulting from timing differences related to cash items (checks) in process of collection. Investment portfolio balances increased by $17 million, or 6%, due to growth in agency-issued mortgage-backed securities and municipal bonds.

Gross loans and lease balances were down $12 million, or 1%, in the first quarter of 2010. Real estate loans were the only category to grow during the quarter, increasing by about $1 million due to growth in agricultural mortgage loans. Commercial loans and leases were down $9 million, or 7%, and consumer loans declined $4 million, or 7%, because of runoff and a relatively high level of charge-offs. Weak loan demand from quality borrowers and heightened selectivity on the part of the Company in a difficult credit environment contributed to overall loan runoff.

The $78 million balance of nonperforming assets at March 31, 2010 reflects an increase of $5 million, or 7%, since year-end 2009, and an increase of $26 million, or 50%, relative to March 31, 2009. The increase for the first quarter is primarily due to a higher level of nonperforming loans, which came from the net addition of $3 million in loans secured by real estate, $925,000 in commercial loans, $203,000 in SBA loans, and $428,000 in consumer loans. All impaired assets at March 31, 2010 are carried at the lower of cost or fair market value, and are well-reserved based on current loss expectations. Our allowance for loan and lease losses increased to $24.1 million at March 31, 2010, from $23.7 million at the end of 2009.

Total deposits declined by $17 million, or 2%, during the first quarter of 2010. Non-maturity deposits, however, experienced significant growth due in part to our aggressive deposit acquisition programs, with non-interest bearing demand deposits up $14 million, or 6%, NOW deposits up $25 million, or 16%, savings deposits up $6 million, or 9%, and money market deposits up $7 million, or 4%. Customer-sourced time deposits declined by a total of $56 million, or 11%, due primarily to the fact that we have managed down balances from larger depositors to reduce our exposure to potential single-customer withdrawals. We were also able to let $13 million in wholesale-sourced brokered deposits and $4 million in FHLB borrowings roll off as the result of the increase in total deposits and the overall decline in funding needs. Additionally, due to an increase in capital and reduction in assets, our capital ratios continued to strengthen in the first quarter of 2010.

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Sierra Bancorp Financial Results

April 19, 2010

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 33rd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company conducts business from 25 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch, and has over 400 employees.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Financial Results

April 19, 2010

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:
(in $000’s, unaudited)	3/31/2010	3/31/2009	% Change
Interest Income	$16,347	$17,701	-7.6%
Interest Expense	2,047	3,900	-47.5%

Net Interest Income	14,300	13,801	3.6%

Provision for Loan & Lease Losses	3,400	3,601	-5.6%

Net Int after Provision	10,900	10,200	6.9%

Service Charges	2,703	2,629	2.8%
Loan Sale & Servicing Income	33	17	94.1%
Other Non-Interest Income	1,125	728	54.5%
Gain (Loss) on Investments	—	66	-100.0%

Total Non-Interest Income	3,861	3,440	12.2%

Salaries & Benefits	5,779	5,060	14.2%
Occupancy Expense	1,740	1,655	5.1%
Other Non-Interest Expenses	4,654	3,498	33.0%

Total Non-Interest Expense	12,173	10,213	19.2%

Income Before Taxes	2,588	3,427	-24.5%
Provision for Income Taxes	249	732	-66.0%

Net Income	$2,339	$2,695	-13.2%

TAX DATA
Tax-Exempt Muni Income	$644	$588	9.5%
Tax-Exempt BOLI Income	$370	$106	249.1%
Interest Income - Fully Tax Equiv	$16,694	$18,018	-7.3%

NET CHARGE-OFFS	$3,019	$3,513	-14.1%

PER SHARE DATA	3-Month Period Ended:
(unaudited)	3/31/2010	3/31/2009	% Change
Basic Earnings per Share	$0.20	$0.28	-28.6%
Diluted Earnings per Share	$0.20	$0.28	-28.6%
Common Dividends	$0.06	$0.10	-40.0%

Wtd. Avg. Shares Outstanding	11,630,773	9,675,846
Wtd. Avg. Diluted Shares	11,693,589	9,752,425

Book Value per Basic Share (EOP)	$11.77	$11.29	4.3%
Tangible Book Value per Share (EOP)	$11.29	$10.72	5.3%

Common Shares Outstndg. (EOP)	11,633,046	9,678,791

KEY FINANCIAL RATIOS	3-Month Period Ended:
(unaudited)	3/31/2010	3/31/2009
Return on Average Equity	6.97%	10.03%
Return on Average Assets	0.72%	0.83%
Net Interest Margin (Tax-Equiv.)	5.02%	4.80%
Efficiency Ratio (Tax-Equiv.)	64.66%	58.09%
Net C/O’s to Avg Loans (not annualized)	0.35%	0.37%

AVERAGE BALANCES	3-Month Period Ended:
(in $000’s, unaudited)	3/31/2010	3/31/2009	% Change
Average Assets	$1,320,965	$1,312,422	0.7%
Average Interest-Earning Assets	$1,184,020	$1,193,894	-0.8%
Average Gross Loans & Leases	$874,230	$939,934	-7.0%
Average Deposits	$1,112,927	$1,081,891	2.9%
Average Equity	$136,035	$109,008	24.8%

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Sierra Bancorp Financial Results

April 19, 2010

SIERRA BANCORP

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	3/31/2010	12/31/2009	3/31/2009	Annual Chg
ASSETS
Cash and Due from Banks	$42,012	$66,234	$29,261	43.6%
Securities and Fed Funds Sold	295,450	278,168	247,979	19.1%

Agricultural	9,819	10,136	11,316	-13.2%
Commercial & Industrial	123,817	132,817	147,037	-15.8%
Real Estate	668,474	667,228	705,012	-5.2%
SBA Loans	18,030	18,626	19,629	-8.1%
Consumer Loans	52,071	55,799	64,104	-18.8%

Gross Loans & Leases	872,211	884,606	947,098	-7.9%
Deferred Loan & Lease Fees	(572)	(640)	(1,151)	-50.3%

Loans & Leases Net of Deferred Fees	871,639	883,966	945,947	-7.9%
Allowance for Loan & Lease Losses	(24,096)	(23,715)	(15,181)	58.7%

Net Loans & Leases	847,543	860,251	930,766	-8.9%

Bank Premises & Equipment	19,905	20,069	18,993	4.8%
Other Assets	110,340	110,827	80,873	36.4%

Total Assets	$1,315,250	$1,335,549	$1,307,872	0.6%

LIABILITIES & CAPITAL
Demand Deposits	$247,551	$233,204	$221,150	11.9%
NOW Deposits	176,417	151,821	106,240	66.1%
Savings Deposits	67,888	62,279	59,416	14.3%
Money Market Deposits	171,816	165,097	149,769	14.7%
Customer Time Deposits	429,328	485,031	467,134	-8.1%
Wholesale Brokered Deposits	15,000	28,000	91,300	-83.6%

Total Deposits	1,108,000	1,125,432	1,095,009	1.2%

Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	26,150	30,000	59,799	-56.3%

Total Deposits & Int.-Bearing Liab.	1,165,078	1,186,360	1,185,736	-1.7%

Other Liabilities	13,249	14,709	12,847	3.1%
Total Capital	136,923	134,480	109,289	25.3%

Total Liabilities & Capital	$1,315,250	$1,335,549	$1,307,872	0.6%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	3/31/2010	12/31/2009	3/31/2009	Annual Chg
Non-Accruing Loans	$51,647	$46,974	$44,691	15.6%
Over 90 Days PD and Still Accruing	—	—	—	0.0%
Foreclosed Assets	26,305	25,654	7,440	253.6%

Total Non-Performing Assets	$77,952	$72,628	$52,131	49.5%

Non-Perf Loans to Total Loans	5.92%	5.31%	4.72%
Non-Perf Assets to Total Assets	5.93%	5.44%	3.99%
Allowance for Ln Losses to Loans	2.76%	2.68%	1.60%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	3/31/2010	12/31/2009	3/31/2009
Shareholders Equity / Total Assets	10.4%	10.1%	8.4%
Loans / Deposits	78.7%	78.6%	86.5%
Non-Int. Bearing Dep. / Total Dep.	22.3%	20.7%	20.2%